UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 _________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2013
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Hudson Pacific Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34789	27-1430478
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification No.)
incorporation)

11601 Wilshire Blvd., Suite 1600 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 445-5700
Registrant's Telephone Number, Including Area Code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report
_________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc., a Maryland corporation (referred to herein as the “Company,” “we,” “our” and “us”), in connection with the matters described herein.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2013, the Compensation Committee adopted the 2013 Outperformance Program (OPP) under our 2010 Incentive Award Plan. The OPP authorizes grants of incentive awards linked to our absolute and relative total shareholder return (TSR) over the performance period beginning on January 1, 2013 and ending on the earlier to occur of December 31, 2015 or the date on which we experience a change in control. Each OPP award confers a percentage participation right in a dollar-denominated, stock-settled bonus pool, as well as certain dividend equivalent rights. Upon adoption of the OPP, the Compensation Committee granted Victor J. Coleman, Howard S. Stern, Mark T. Lammas, Christopher Barton and Dale Shimoda, our named executive officers, OPP awards of 22.73%, 15%, 15%, 10% and 5.77%, respectively.

Under the OPP, a bonus pool of up to (but not exceeding) $11 million will be determined at the end of the performance period as the sum of: (i) 4% of the amount by which our TSR during the performance period exceeds 9% simple annual TSR (the absolute TSR component), plus (ii) 4% of the amount by which our TSR performance exceeds that of the SNL Equity REIT Index (on a percentage basis) over the performance period (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the performance period. In addition, the relative TSR component may be a negative value equal to 4% of the amount by which we underperform the SNL Equity REIT Index by more than 3% per year during the performance period (if any). If we attain pro-rated TSR performance goals during 2013 and/or 2014 that yield hypothetical bonus pools of up to $2 million for 2013 performance and/or up to $4 million for combined 2013/2014 performance, stock awards issued under the final bonus pool at the end of the performance period will cover a number of shares in the aggregate at least equal to the number of shares that would have been subject to stock awards issued at the end of 2013 or 2014 (whichever is greater) based on our TSR performance and common stock price for such prior years (subject to reduction to comply with the $11 million bonus pool limitation).

At the end of the three-year performance period, participants who remain employed with us will be paid their percentage interest in the bonus pool as stock awards based on the value of our common stock at the end of the performance period. Half of each such participant's bonus pool interest will be paid in fully vested shares of our common stock and the other half will be paid in restricted stock units (RSUs) that vest in equal annual installments over the two years immediately following the performance period (based on continued employment) and carry tandem dividend equivalent rights. However, if the performance period is terminated prior to December 31, 2015 in connection with a change in control, OPP awards will be paid entirely in fully vested shares of our common stock immediately prior to the change in control. In addition to these share/RSU payments, each OPP award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid during the performance period on the total number of shares and RSUs ultimately issued or granted in respect of such OPP award, had such shares and RSUs been outstanding throughout the performance period.

If a participant's employment is terminated without “cause,” for “good reason” or due to the participant's death or disability during the performance period (referred to as qualifying terminations), the participant will be paid his or her OPP award at the end of the performance period entirely in fully vested shares (except for the performance period dividend equivalent, which will be paid in cash at the end of the performance period). Any such payment will be pro-rated in the case of a termination without “cause” or for “good reason” by reference to the participant's period of employment during the performance period. If we experience a change in control or a participant experiences a qualifying termination of employment, in either case, after December 31, 2015, any unvested RSUs that remain outstanding will accelerate and vest in full upon such event.

The foregoing description of terms of the 2013 Outperformance Program is qualified in its entirety by reference to the text of the 2013 Outperformance Award Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description
10.1	2013 Outperformance Award Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON PACIFIC PROPERTIES, INC.
	By:	/s/ Mark T. Lammas
January 7, 2013		Mark T. Lammas
Chief Financial Officer

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description
10.1	2013 Outperformance Award Agreement.